Exhibit 99.1

Company Contact:
Lawrence L. Spanley, Jr. Chief Financial Officer (314) 621-0699

Investor Contacts:
Integrated Corporate Relations Allison Malkin/David Griffith (203) 682-8225/ (203) 682-8213

BAKERS FOOTWEAR ANNOUNCES CLOSING OF EQUITY PRIVATE PLACEMENT

ST. LOUIS, Mo., April 11, 2005 – Bakers Footwear Group (Nasdaq: BKRS) announced that it has closed its equity private placement of one million shares of common stock and warrants to purchase 250,000 shares of common stock with a group of institutional investors. The warrants are exercisable at $10.18 per share until 2010. As previously announced, in its press release on April 1, 2005, the Company plans to utilize the net proceeds, which are expected to range between $7.25 million and $7.50 million, to accelerate store opening and remodeling activity in 2005. Ryan Beck & Co. acted as the sole placement agent for this transaction.

The shares of common stock and warrants have not been registered under the Securities Act, or any state securities laws, and were made in a private transaction under Regulation D. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale by the investors of the privately placed common stock, including the common stock issuable upon exercise of the investor and placement agent warrants. Until this registration is declared effective by the SEC, the shares of common stock, including the shares of common stock underlying the warrants, may not be reoffered or resold in the United States unless the re-offer or resale is registered or unless exemptions from the registration requirements of the Securities Act and applicable state laws are available.

About Bakers Footwear Group
Bakers Footwear Group is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates over 200 stores nationwide under two formats, Bakers and Wild Pair. Bakers stores focus on women between the ages of 15 and 29. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 24.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.